Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 20th day of March, 2013, by and between VOIS, Inc. (the "Company"), and Larry Simon ("Consultant").

WHEREAS, the Company desires the advisory services of Consultant, specifically in the areas of capitalization. The Company will also rely on Consultant to provide guidance, infrastructure and Business Strategy for the Company (the "Services").

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Consultant, The Consultant will provide such services and advice to the Company so as to advise Company on proper capitalization and introduce various entities suitable to provide such services. In addition, Consultant shall provide ongoing advisory services related to business strategy.

2. Compensation

In consideration of Services rendered to date and to be rendered during the Term, the Consultant shall be paid 8 million restricted shares. Shares shall be delivered upon execution of this Agreement.

3. Property

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and contacts, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Consultant.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as financial contacts related thereto (the "Confidential Information"). Confidential Information shall not be used without the written consent of Consultant. The Company agrees that all contacts and techniques introduced by the Consultant are proprietary in nature and cannot be used apart from the compensatory services provided by Consultant. If the foregoing occurs, the Company agrees to compensate Consultant fifty percent of all cash value received from such entities.

5. Term

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Term for this Agreement shall be for Six (6) months from the date of this Agreement and can be renewed by mutual agreement by both parties.

6. Independent Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. No Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8. Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

______________________ 3/20/2013

Larry Simon Date

COMPANY:

______________________ __________

VOIS, Inc. Date